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                                                                 EXHIBIT 99.1

                                   FOR ADDITIONAL INFORMATION:
                                   Craig Carlson/CFO, Cygnus
                                   (650) 369-4300 www.cygn.com
                                   Burns McClellan (212) 213-0006
                                   Justin Jackson/Lisa Fern - Media

FOR IMMEDIATE RELEASE

     Cygnus' GlucoWatch (Registered Trademark) Automatic Glucose Monitoring
            Device Granted Expedited Review Status by the FDA

Redwood City, CA - July 20, 1999 - Cygnus, Inc. (Nasdaq: CYGN) today announced it received notification from the United States Food and Drug Administration
(FDA) that the pre-market approval application (PMA) for the GlucoWatch (Registered Trademark) monitor has been deemed suitable for filing. The Company was also informed by the FDA that the GlucoWatch (Registered Trademark) monitor, a frequent, automatic and non-invasive glucose monitor, has been granted expedited review status. In addition, the FDA stated that the GlucoWatch (Registered Trademark) monitor will be reviewed by the Clinical Chemistry and Toxicology Devices Panel at a yet to be determined date.

"The FDA informed us that we will receive expedited processing 'because the availability of your device as a tool in diabetes management is in the interest of public health'," stated John C. Hodgman, President, Chief Executive Officer and Chairman of Cygnus. "We believe the GlucoWatch (Registered Trademark) monitor can provide the information people need to better control their glucose levels. We look forward to working closely with the FDA as they proceed with the expedited review process," Mr. Hodgman added.


The GlucoWatch (Registered Trademark) monitor is intended for use by adults, 18 years and older, who have diabetes. Following a three-hour warm-up period, the device is capable of providing up to three non-invasive glucose measurements per hour for 12 hours. After the warm-up period, a finger stick blood glucose measurement is input into the GlucoWatch (Registered Trademark) monitor for calibration. Due to the frequency of the automatic and non-invasive measurements, the GlucoWatch (Registered Trademark) monitor has the potential to provide heretofore unavailable information about glucose levels. This has the potential to result in better decisions about all aspects of diabetes management. In addition, the device has the capability of sounding alarms in response to results outside of high and low thresholds selected for each user. This can provide a method to reduce the risk of hyper- and hypoglycemia.

The GlucoWatch (Registered Trademark) monitor works through a process called reverse iontophoresis. This process allows the monitor to collect glucose samples through intact skin. The glucose molecules are collected in gel collection discs that are part of a single-use AutoSensor. The gel collection discs contain the enzyme glucose oxidase. As glucose enters the discs, it reacts with the glucose oxidase in the gel to form hydrogen peroxide. A biosensor in contact with each gel collection disc detects the hydrogen peroxide, generating an electronic signal. The monitor uses the calibration value previously entered by the patient to convert the signal into a glucose measurement. The glucose measurement is then displayed on the monitor and stored in memory.

The final module of Cygnus' PMA application, which was submitted to the FDA last month, included analyses of a series of clinical studies. These studies involved participation of hundreds of people with diabetes who used the device for up to six weeks. The studies, which were performed at more than 15 clinical sites across the United States, involved over 25,000 hours of use of the GlucoWatch (Registered Trademark) monitor. The participants consisted of a cross-section of racial and age groups, diabetes types (both type 1 and type
2), and other defining characteristics. Approximately 19,000 paired data points were generated from the studies comparing glucose measurements obtained by the GlucoWatch (Registered Trademark) monitor to glucose measurements obtained with finger-stick monitors using capillary blood.

Cygnus is engaged in the development and manufacture of diagnostic and drug delivery systems utilizing its proprietary technologies to satisfy unmet medical needs cost effectively. Cygnus' current efforts are primarily focused on two core areas: a frequent, automatic and non-invasive monitoring device (the GlucoWatch - Registered Trademark - device) and transdermal drug delivery systems.

This news release contains forward-looking statements regarding future events and the future performance of the Company that involve risks and uncertainties that may cause the Company's actual results to differ materially. Such factors include the government approvals, commercial introduction and market acceptance of the GlucoWatch (Registered Trademark) monitor. There can be no assurances that the FDA will clear this device for market approval as expedited review status does not guarantee that the application will ultimately be approved. Also, there can be no assurance that if the Company receives clearance from the FDA to market the device that the product could be successfully marketed or manufactured. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company's actual results to differ from the Company's current expectations and any forward-looking statements contained in this news release.




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